Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 14
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on December 19, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On December 18, 2024, the closing price of our common stock was $1.12.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 60.26% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2024

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 19, 2024, reAlpha Tech Corp. (the “Company,” “reAlpha,” “we,” “us” or “our”) issued a press release announcing that its board of directors approved a cryptocurrency investment policy and the adoption of certain cryptocurrencies as its primary treasury reserve assets. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”) and incorporated by reference herein.

We are also filing this Form 8-K to supplement risk factor disclosures contained in our prior public filings in connection with the adoption of our cryptocurrency investment policy and treasury strategy, including those discussed under the heading “Item 1A. Risk Factors” in our Transition Report on Form 10-KT for the eight-months ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 12, 2024, and subsequent reports filed with the SEC. The risk factors below should be read together with the other risk factors described in our prior public filings.

Risks Related to Our Cryptocurrency Investment Policy and Treasury Strategy

Our cryptocurrency investment policy exposes us to various risks associated with cryptocurrencies.

Our cryptocurrency investment policy and treasury strategy exposes us to various risks associated with cryptocurrencies, including the following:

Cryptocurrencies are a highly volatile asset. Bitcoin, one of the most recognized cryptocurrencies, is a highly volatile asset that has traded below $40,000 per bitcoin and above $108,000 in the 12 months preceding the date hereof, and ethereum has traded below $2,100 per ethereum and above $4,000 per ethereum during such period. The trading price of cryptocurrencies such as bitcoin and ethereum significantly decreased during prior periods, and such declines may occur again in the future. Notwithstanding this volatility, we do not currently intend to hedge our cryptocurrency holdings and have not adopted a hedging strategy with respect to cryptocurrencies. However, we may from time to time engage in hedging strategies as part of our treasury management operations if deemed appropriate.

Cryptocurrencies do not pay interest or dividends. Cryptocurrencies generally do not pay interest or other returns and we can only generate cash from our future cryptocurrency holdings if we sell such cryptocurrencies or implement strategies to create income streams or otherwise generate cash by using our cryptocurrency holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our cryptocurrency holdings, and any such strategies may subject us to additional risks.

Our cryptocurrency holdings may significantly impact our financial results and the market price of our common stock. Our cryptocurrency holdings may significantly affect our financial results and if we proceed with the purchase of additional cryptocurrencies in the future, they will have an even greater impact on our financial results and the market price of our common stock.

Our cryptocurrency investment policy and treasury strategy has not been tested over an extended period of time or under different market conditions. We will need to continually examine the risks and rewards of this new cryptocurrency investment policy and treasury strategy. This new strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our cryptocurrency investment policy and treasury strategy or actions we undertake to implement it. If cryptocurrency prices were to decrease or our cryptocurrency investment policy and treasury strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock could be materially adversely affected.

We are subject to counterparty risks, including in particular risks relating to our custodians. Although we plan to implement various measures that will be designed to mitigate our counterparty risks, including by potentially storing all, or substantially all, of the cryptocurrencies we may own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held cryptocurrencies will not be subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If custodially-held cryptocurrencies are nevertheless considered to be the property of the custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such cryptocurrencies and this may ultimately result in the loss of the value related to some or all of such cryptocurrencies. Even if we are able to prevent any cryptocurrencies we acquire from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our cryptocurrencies held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our common stock.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of cryptocurrencies. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, Securities and Exchange Commission, or the SEC, enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. These bankruptcies, closures, liquidations and other events have, in the short-term, likely negatively impacted the adoption rate and use of bitcoin and other cryptocurrencies. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of cryptocurrencies or create or expose additional counterparty risks.

Changes in our ownership of cryptocurrencies could have accounting, regulatory and other impacts. While we expect to own cryptocurrencies directly, we may investigate other potential approaches to owning cryptocurrencies, including indirect ownership (for example, through ownership interests in a fund that owns cryptocurrencies). If we were to own all or a portion of our cryptocurrencies in a different manner, the accounting treatment for our cryptocurrencies and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of cryptocurrencies may force us to liquidate our holdings to use it as collateral, which could be negatively affected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of such cryptocurrencies, all of which could negatively affect our business and implementation of our cryptocurrency investment policy and treasury strategy.

Changes in the accounting treatment of our cryptocurrency holdings could have significant accounting impacts, including increasing the volatility of our results. Cryptocurrencies are currently accounted for as indefinite-lived intangible assets under generally accepted accounting principles in the United States, which means, to the extent we acquire any cryptocurrency, we will recognize decreases in the value of such cryptocurrencies we hold as impairments, but will not recognize any increases in their value until we have sold them. This accounting treatment may adversely affect our operating results in periods where we have recognized an impairment. In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023-08, or ASU 2023-08, which, upon our adoption, will require us to measure in-scope crypto assets (including any cryptocurrency holdings we may have at the time) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our cryptocurrencies in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our cryptocurrency holdings. The standard is effective for fiscal years beginning after December 15, 2024, and early adoption is permitted. Due in particular to the volatility in the price of cryptocurrencies, we expect that the adoption of ASU 2023-08, to the extent we hold any cryptocurrency at such time, will have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our cryptocurrencies on our balance sheet, and could have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

We intend to acquire cryptocurrencies on an ongoing basis, which may subject us to exchange risk and additional tax, legal, and regulatory requirements.

We intend to acquire cryptocurrencies in an amount not to exceed 25% of our cash and cash equivalents, if any, in excess of our estimated operating expenses for the 6-month period from the date of the proposed purchase, which estimated operating expenses include our allocation for acquisition expenses and estimated future current liabilities for such 6-month period, and to hold such cryptocurrencies we purchase as our primary treasury reserve assets until such time we deem it appropriate, subject to market conditions and our operating needs.

The prices of cryptocurrencies such as bitcoin and ethereum have been and may continue to be highly volatile, and our ability to sell cryptocurrencies for fiat currencies or other cryptocurrencies may be subject to unanticipated suspensions in trading, as well as exchange rate risk. While we have not yet acquired any cryptocurrencies, our investment policy allows us to make investments in cryptocurrencies for treasury purposes, which cryptocurrencies will be limited to bitcoin, ethereum solana and any other cryptocurrency that the SEC, Commodities Futures Trading Commission, or high-ranking members of the staff of such regulatory bodies may, through public statements or guidance, identify as likely not being a security. Such determinations, however, are risk-based judgments made by us, and while such judgments are informed by regulatory developments, any such determination does not constitute a legal standard or determination binding on any regulatory body.

Cryptocurrencies have no physical form and rely on blockchain and other technologies for their creation, existence, and transactional validation on their respective blockchains. This reliance subjects cryptocurrencies, cryptocurrency exchanges, and other blockchain intermediaries to unique risks related to cybersecurity, malicious attack, and technological obsolescence. While we believe we have taken reasonable measures to secure any cryptocurrencies we may acquire, these risks, in addition to human errors and computer malfunctions, may result in the loss or destruction of private keys needed to access the cryptocurrencies we hold and blockchain technology we control. In which case, we may lose part or all of the cryptocurrencies we hold and blockchain technology we control, and our financial condition and results of operations may be harmed.

While we believe cryptocurrencies and blockchain technology have significant potential, the popularity and prevalence of cryptocurrencies is a relatively recent trend, and whether cryptocurrencies and blockchain technology will continue to be adopted by consumers and businesses in the long term is uncertain. There has been increased focus on the use of cryptocurrencies for improper, illegal, or fraudulent activities associated with various cryptocurrency projects, and the environmental risks posed by cryptocurrencies and blockchain technology. Many cryptocurrencies are distributed without an identifiable centralized issuer or governing body, and their legal and regulatory status in various jurisdictions is unclear and may change in the future. New legislation and regulations, law enforcement and regulatory interventions, and judicial decisions may adversely affect cryptocurrencies, blockchain technology, and future adoption of both by consumers and businesses. Developments of this nature may also adversely affect the value of cryptocurrencies we hold, blockchain technology we control, and our ability to buy, sell, accept, and use cryptocurrencies and blockchain technology in the future.

Regulatory change reclassifying cryptocurrencies as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, and could adversely affect the market price of cryptocurrencies and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, as amended, or the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date hereof.

While the SEC stated that its view is that bitcoin and ethereum are not a “security” for purposes of the federal securities laws, the SEC has not provided an official position regarding other cryptocurrencies. Therefore, to the extent we hold any cryptocurrencies, a contrary determination by the SEC regarding bitcoin and ethereum, or the SEC’s determination that cryptocurrencies such as solana are “securities” for purposes of federal securities laws, could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consisting of investments in cryptocurrencies exceed 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls under the 1940 Act that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, and to the extent we acquire any cryptocurrencies, we would take steps to reduce the percentage of cryptocurrency that constitute investment assets under the 1940 Act. These steps may include, among others, selling cryptocurrencies that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our cryptocurrencies at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of cryptocurrencies and in turn adversely affect the market price of our common stock.

Forward-Looking Statements

The information in this Form 8-K, including Exhibit 99.1, includes “forward-looking statements.” Forward-looking statements include, among other things, statements about reAlpha’s adoption of its cryptocurrency treasury strategy and investment policy; the anticipated benefits of the cryptocurrency treasury strategy and investment policy; reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks inherent with investing in cryptocurrencies, including related price volatility, cybersecurity threats, potential loss of investment, regulatory oversight and others; reAlpha’s ability to timely respond to any changes in its operating needs, market conditions or regulatory framework related to digital assets, including cryptocurrencies; risks relating to implementing a new treasury strategy and investment policy; reAlpha’s limited cash position and ability to have excess cash in order to advance its cryptocurrency treasury strategy and investment policy; reAlpha’s ability to accurately estimate its operating expenses for any subsequent 6-month period in order to advance its cryptocurrency treasury strategy and investment policy; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated December 19, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2024	REALPHA TECH CORP.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

Exhibit 99.1

reAlpha Plans to Allocate up to 25% of Excess Cash to Cryptocurrency Purchases

DUBLIN, OHIO - December 19, 2024 - reAlpha Tech Corp. (“reAlpha” or the “Company”) (Nasdaq: AIRE), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announced that its board of directors has approved an investment policy for the purchase of cryptocurrencies and to adopt Bitcoin, Ethereum and Solana (collectively, the “cryptocurrencies”) as reAlpha’s primary treasury reserve assets. The Company plans to allocate up to 25% of its cash in excess of its estimated 6-month period operating expenses, if any, towards cryptocurrency purchases, subject to market conditions and actual operating needs of the Company, reflecting the Company’s commitment to innovative capital management and diversification strategies.

Cryptocurrencies are recognized as a decentralized store of value, and the decision to adopt cryptocurrencies as reAlpha’s primary treasury reserve assets is part of its strategy to diversify its treasury holdings, which is currently only comprised of cash.

“This board-approved initiative demonstrates our forward-looking approach to capital management,” said Giri Devanur, Chief Executive Officer of reAlpha. “By adopting this new investment policy and allocating a portion of our excess cash to cryptocurrencies after accounting for our operating needs and acquisition opportunities, we aim to diversify our treasury holdings and position reAlpha to adapt to changing market conditions and growing global acceptance of cryptocurrencies, while retaining the flexibility to execute our growth initiatives.”

The cryptocurrencies are expected to serve as reAlpha’s primary treasury reserve assets on an ongoing basis, subject to market conditions and the anticipated cash needs of reAlpha. reAlpha will monitor its future cryptocurrencies holdings closely to adjust its allocation strategy in response to market conditions or evolving regulatory frameworks, if needed.

For more details regarding reAlpha’s cryptocurrency treasury strategy and investment policy, please refer to the Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and supplemental disclosures included therein.

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.realpha.com.

About the reAlpha Platform

reAlpha (previously called “Claire”), announced on April 24, 2024, is reAlpha’s generative AI-powered, commission-free, homebuying platform. The tagline: No fees. Just keys.™ – reflects reAlpha’s dedication to eliminating traditional barriers and making homebuying more accessible and transparent.

reAlpha’s introduction aligns with major shifts in the real estate sector after the National Association of Realtors agreed to settle certain lawsuits upon being found to have violated antitrust laws, resulting in inflated fees paid to buy-side agents. This development is expected to result in the end of the standard six percent sales commission, which equates to approximately $100 billion in realtor fees paid annually. The reAlpha platform offers a cost-free alternative for homebuyers by utilizing an AI-driven workflow that assists them through the homebuying process.

Homebuyers using the reAlpha platform’s conversational interface will be able to interact with Claire, reAlpha’s AI buyer’s agent, to guide them through every step of their homebuying journey, from property search to closing the deal. By offering support 24/7, Claire is poised to make the homebuying process more efficient, enjoyable, and cost-efficient. Claire matches buyers with their dream homes using over 400 data attributes and provides insights into market trends and property values. Additionally, Claire can assist with questions, booking property tours, submitting offers, and negotiations.

Currently, the reAlpha platform is under limited availability for homebuyers located in 20 counties in Florida, but reAlpha is actively seeking new MLS and brokerage licenses that will enable expansion into more U.S. states.

For more information, please visit www.reAlpha.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about reAlpha’s adoption of its cryptocurrency treasury strategy and investment policy; the anticipated benefits of the cryptocurrency treasury strategy and investment policy; reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks inherent with investing in cryptocurrencies, including related price volatility, cybersecurity threats, potential loss of investment, regulatory oversight and others; reAlpha’s ability to timely respond to any changes in its operating needs, market conditions or regulatory framework related to digital assets, including cryptocurrencies; risks relating to implementing a new treasury strategy and investment policy; reAlpha’s limited cash position and ability to have excess cash in order to advance its cryptocurrency treasury strategy and investment policy; reAlpha’s ability to accurately estimate its operating expenses for any subsequent 6-month period in order to advance its cryptocurrency treasury strategy and investment policy; reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of its acquired companies into its existing business and the anticipated demand for its acquired companies’ products and services; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to expand its operations nationwide by the end of 2025; reAlpha’s ability to scale its operational capabilities to expand into additional geographic markets; the potential loss of key employees of its acquired companies, including, but not limited to, the broker providing services on behalf of US Realty, one of reAlpha’s subsidiaries; reAlpha’s inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact

Investor Relations

investorrelations@realpha.com

Media Contact

irlabs on behalf of reAlpha

Fatema Bhabrawala

fatema@irlabs.ca